Exhibit 10.11

EMPLOYMENT AGREEMENT
BETWEEN
Rare Element Resources, Inc. and Jaye T. Pickarts

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated effective as of March 1, 2011 (“Effective Date”), is by and between Rare Element Resources, Inc., a Wyoming corporation (“the Company”) and Jaye Pickarts (“Pickarts”).  The Company agrees to employ Pickarts and Pickarts agrees to accept such employment upon the following terms and conditions:

1.

Position and Responsibilities. Pickarts shall devote Pickarts’ entire business time, attention and energies to the Company’s (and any affiliates) business during Pickarts’ employment with the Company.  Pickarts shall hold the position of Chief Operating Officer (COO) and shall report to the President and Chief Executive Officer. The job description and expectations for this position are attached to this Agreement as Exhibit A. Pickarts shall perform all duties that are reasonable and consistent with such position, as well as other duties as may be assigned by the Company. Pickarts’ principal place of business shall be the Company's office, which will be located in the Denver metropolitan area of Colorado.  Pickarts shall be expected to travel if it is advisable or necessary to meet the obligations of Pickarts’ position.

2.

Period of Employment. Pickarts shall be employed in the position set forth above as of the Effective Date and shall continue in such position until terminated by either the Company or Pickarts pursuant to Section 9 of this Agreement.

3.

Compensation.  Pickarts’ compensation will be subject to annual review by the Company's Board of Directors (or an assigned committee).

3.1.

Salary.  Pickarts shall be paid an annual base salary of $220,000, commencing on the Effective Date.  The salary will be paid in equal installments pursuant to the payroll procedures established by the Company.  The Company reserves the right to adjust Pickarts’ salary at its discretion as required by business conditions.

3.2.

Executive Bonus.  Pickarts shall be eligible for an annual performance bonus.  The performance bonus is a discretionary bonus that can be modified and is subject to review and annual approval by the CEO and/or Board of Directors.

3.3.

Stock Options.  Pickarts shall be granted 250,000 stock options from the Company.  Pickarts’ stock options shall be governed by the established Company stock option policies, attached as Exhibit B and incorporated into this agreement by this reference.

4.

Benefits.  Pickarts shall be eligible to participate in the Company’s benefit programs in accordance with the provisions of each program.  The Company anticipates establishing benefits programs in the near future and Pickarts will be offered access to such benefits programs as they are established.  The Company reserves the right to amend the benefits programs from time to time at its discretion. Benefit programs may include health insurance, dental insurance, life insurance, retirement plans, and paid time off.   The Company will pay Pickarts’ insurance premiums through a COBRA plan with Pickarts’ previous employer until the Company establishes a health insurance benefit program.

5.

Business Related Expenses.  All approved business travel, entertainment, meals, lodging, and other directly related business expenses for which Pickarts submits receipts and a detailed summary on approved expense report forms shall be reimbursed by the Company.  If the Company provides Pickarts with one or more Company credit cards, Pickarts agrees to charge only those expenses that are directly related to the Company’s business activities and for which Pickarts would otherwise be reimbursed.  Pickarts agrees to provide the Company with a timely and complete reporting of all expenses charged to the company credit card, along with copies of all credit card charge receipts.  Further, Pickarts will be supplied with appropriate allowances for cellular phone service, internet access, computer and other similar costs.

6.

Company Policies.  In addition to the obligations set forth in this Agreement, Pickarts agrees to abide by all current and future policies of the Company.

7.

Confidentiality.  In the course of providing services to the Company, Pickarts will have access to confidential information concerning the Company and its affiliates.  Pickarts agrees that he will not, either during the term of this Agreement or thereafter, divulge or utilize to the detriment of the Company and its affiliates any such confidential information.  This requirement of confidentiality will not apply to information that:  is or becomes publicly available other than as a result of a disclosure by Pickarts; is demonstrated to have previously been properly in Pickarts’ possession or control at the time of disclosure of that confidential information to Pickarts by the Company or its representatives; or is required by law to be disclosed provided that Pickarts shall immediately notify the Company in writing of such requirement and shall limit the extent of disclosure to that which Pickarts’ legal counsel advises in writing must be disclosed in order to comply.  The provisions of this Article 7 shall survive the termination of this Agreement.

8.

Proprietary Information.  Pickarts shall not use or bring to the Company any technical information, data, trade secrets, processes, formulae, inventions or other intellectual property, which are proprietary to any person other than the Company. The provisions of this Article 8 shall survive the termination of this Agreement.

8.1.

Obligations of Pickarts. Upon the termination of this Agreement or upon the Company’s earlier request, Pickarts shall promptly deliver to the Company all documents and other tangible items comprising or referring to any confidential information of the Company or its affiliates, together with all copies, summaries and records thereof.  Pickarts shall forward to the Company all electronic copies of documents comprising or referring to confidential information held by or under the Contractor’s control, and thereupon delete the same.

8.2.

Work Product.  Pickarts acknowledges and agrees that all proprietary interests including all patent rights, trade secrets and confidential information in and to any product of the Company’s business (the “Work Product”) shall be the sole and exclusive property of the Company or such other party as the Company may from time to time designate, and Pickarts hereby assigns to the Company or to such other party as the Company may direct all such rights which it possesses or may possess or is entitled to or which vests or may vest in connection with the Work Product.  Pickarts agrees to execute all such instruments, certificates or documents required by the Company to confirm such ownership and implement such assignment.  The provisions of this section will survive the termination of this Agreement.

9.

Termination of Employment.  Either party to this Agreement may terminate Pickarts’ employment with the Company for any reason whatsoever.  If Pickarts elects to terminate this Agreement, Pickarts agrees to provide the Company with at least sixty (60) days’ written notice in advance of the planned termination date.  If Pickarts fails to provide the Company with a least sixty (60) days’ written notice, Pickarts shall, at the Company’s option, forfeit any and all Executive Bonus payments under Article 3.2 of this Agreement. Notwithstanding the foregoing, the Company shall have the option, in its complete discretion, to make Pickarts’ termination effective at any time prior to the end of such notice period, provided the Company pays the Pickarts all compensation due and owing through the end of the notice period.  Upon termination of employment, Pickarts shall be deemed to have resigned from all offices and committee memberships then held with the Company or any of its affiliates.

9.1.

Financial Obligations for Termination with Cause.  In the event the Company elects to terminate Pickarts’ employment for cause during the course of this Agreement, the Company shall pay Pickarts all compensation due and owing, which includes (a) earned but unpaid salary, prorated to the date of termination; (b) earned and accrued but unpaid paid time off benefits; and (c) incurred and properly documented but unpaid business related expenses.  Pickarts will be ineligible for any Executive Bonus payments.

9.2.

Financial Obligations for Termination for Reasons other than Cause. In the event the Company elects to terminate Pickarts’ employment for reasons other than cause during the course of this Agreement, the Company shall pay Pickarts all compensation due and owing, which includes (a) earned but unpaid salary, prorated to the date of termination; (b) earned and accrued but unpaid paid time off benefits; (c) incurred and properly documented but unpaid business related expenses; and (d) severance payment equal to six (6) months of salary if Pickarts has been employed by the Company for less than one year or twelve (12) months of salary if Pickarts has been employed by the Company for more than one year.  Severance payments may be paid by the Company in a lump sum or in installments at the Company’s discretion.  Further, if the Company terminates Pickarts’ employment for reasons other than cause, or Pickarts terminates his employment by giving proper notice in accordance with this Article 9, compensation shall include a pro-rated bonus based on Pickarts’ Executive Bonus.  Such pro-ration shall be based on the Company’s good faith estimate of Pickarts’ achievement and on the Company’s actual results through the date of termination for the calendar year during which termination takes place.  Bonus payments, if any, shall be paid after the close of the Company’s fiscal year.

9.3.

Physical and/or Mental Impairment.  In the event the Company terminates Pickarts’ employment for physical and/or mental impairment, Pickarts agrees that the Company’s financial obligation to Pickarts is limited to that which Pickarts would otherwise receive if the Company terminated Pickarts’ employment for no reason.  It is Pickarts’ obligation to elect and maintain any Company or personal disability and/or medical plans.

9.4.

Return of Company Property.  Pickarts shall return to Company all Company property, including, without limitation, all equipment, vehicles, keys, credit cards, company product, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer software and hardware (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Pickarts in the course of or incident to Pickarts’ employment.

9.5.

Change in Control. For purposes of this Agreement, a change in control of the Company shall be deemed to have occurred if the business or businesses of the Company for which Pickarts’ services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation, dissolution, consolidation or merger of the Company, a sale or transfer of all or a significant portion of the Company’s assets. Either Company or Pickarts may terminate this

Agreement if there is a change in control of the Company. In the event of a change in control subsequent to the Effective Date of this Agreement and termination of Pickarts’ employment, Pickarts shall receive compensation equal to two years of Pickarts’ annual salary to be paid in a lump sum or in installments at the Company’s discretion.

10.

Arbitration.  Any dispute between the parties that cannot be resolved without seeking legal remedy shall be finally settled by arbitration held in Jefferson County, Colorado by one arbitrator in accordance with the rules of commercial arbitration then followed by the American Arbitration Association.  The arbitration shall apply Colorado law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced.  The parties consent to the jurisdiction of the arbitrator and waive any objection to the jurisdiction of such arbitrator. The ruling of the arbitrator shall be binding on the parties and the non-prevailing party shall pay the cost of the arbitration proceeding, including reasonable attorney’s fees.  Notwithstanding the foregoing provisions of this section, nothing contained in this provision shall be deemed to preclude any party from bringing an action for injunctive relief in any court having jurisdiction.

11.

Governing Law and Severability.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited, or unenforceable, that provision shall be deemed ineffective only to the extent of such restriction, prohibition, or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.

12.

Tax Considerations.  The personal tax consequences of any compensation or benefits paid or accruing to Pickarts under this Agreement are Pickarts’ obligation.  The Company will conform to all applicable tax law, codes, and regulations, including withholding and/or reporting of taxable compensation in respect to payments made to Pickarts or made on Pickarts’ behalf.

13.

Notices.  Any notice required or permitted to be given hereunder must be in writing and shall be effective upon delivery by hand, upon verified facsimile transmission, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to the Company, to the attention of the current COO of the Company or to Pickarts at the address or fax number provided in this Agreement.  Both parties have a mutual obligation to notify the other party in writing of any change of address or facsimile number.

14.

Attorney’s Fees.  In the event of any default under this Agreement, all costs of enforcement shall be paid by whichever party does not substantially prevail.

15.

Assignment. This is an Agreement for the performance of personal services by Pickarts and may not be assigned by either party, except that the Company may assign this Agreement to any affiliated company of, or any successor in interest to, the Company.

16.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties superseding any other prior agreement, written or oral, relating to the terms of employment contained herein.  This Agreement can be changed or modified only by a writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

Rare Element Resources, Inc. a Wyoming Corporation

          /s/ Donald E. Ranta                                                /s/ Jaye T. Pickarts

By:    __________________________

By:

__________________________

Donald E. Ranta

Jaye T. Pickarts

Chief Executive Officer

309 Parkview Ave.

9792 West Unser Ave.

Golden, CO 80401

Littleton, CO 80128

Phone No.: 303-526-4850

Phone No.: 303-570-3370

Facsimile No.: 303-526 462